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                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of the 10th day of August, 1998, by and between ATLANTIC PREMIUM BRANDS, LTD., a Delaware corporation (the "COMPANY"), whose principal place of business is 650 Dundee Road, Suite 370, Northbrook, Illinois, and STEVEN ENGLANDER (the "EMPLOYEE"), whose current principal residence is 18736 Greenside Drive, Dallas, Texas 75252.

                                   WITNESSETH:

         WHEREAS, the Company, through its wholly owned subsidiaries, is engaged in the business (the "BUSINESS") of selling, marketing, manufacturing and distributing meat products, mainly under brand names owned by the Company and its subsidiaries; and

         WHEREAS, Employee is skilled and experienced in the marketing/brand management business; and

         WHEREAS, the Company desires to employ Employee and recognizes that certain inducements must be offered to Employee in order for the Company to retain Employee's services; and

         WHEREAS, Employee and the Company are desirous of entering into an agreement providing for the employment by the Company of Employee in the positions and upon the terms provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises contained herein, the parties agree as follows:

         1. Employment. Company hereby employs Employee and Employee hereby accepts employment by the Company as its Senior Vice President - Marketing.

         2. Duties. Employee agrees to perform such duties and tasks as the Company may from time to time reasonably request, subject to the direction of the Company's Board of Directors, Chairman, Vice Chairman, Chief Operating Officer and President, such duties to include managing all aspects of the marketing and brand management for the Company's meat products, and such other functions as the Board may require. Employee further agrees to comply with all policies, obey willingly all rules, regulations and instructions of the Company, and also to faithfully, diligently and competently perform to the best of his ability all of the duties assigned, or refrain from such activities proscribed by the Company, subject, however, to the supervision and control of the Board of Directors of the Company. Employee shall devote all of his business time, energy and skill to his duties hereunder, shall not accept employment of any kind from, perform duties for, or render services to any person other than the Company, without the prior written consent of the Company.

         3. Change in Duties. Nothing herein shall preclude the Board of Directors of the Company from changing Employee's title and duties if the Board has concluded in its reasonable judgment that such change is in the Company's best interests; provided, however, that at all times during the his employment with the Company, Employee shall be employed as an executive of the Company with appropriate and commensurate compensation as provided in Section 4 below.

         4.  Compensation.

                 (a). Base Salary. During his employment with the Company, the Company shall pay to Employee compensation equal to an annual base salary (the "BASE SALARY") at the rate of ONE HUNDRED SEVEN THOUSAND AND NO/100ths DOLLARS ($107,000.00) per annum, payable in accordance with the Company's normal payroll periods, less normal payroll deductions. The Company shall reimburse Employee for all approved expenses necessarily and reasonably incurred by Employee in connection with the Business, against presentation of

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proper receipts or other proof of expenditure, and subject to such reasonable guidelines or limitations provided to Employee, and which are to be applied prospectively only as the Board of Directors of the Company may impose. The Base Salary will be increased on an annual basis to reflect cost of living adjustments in the metropolitan area in which Employee resides.

              (b) Incentive Compensation. Employee shall have the opportunity to earn up to 30% of the Base Salary per year as incentive cash compensation, 50% of which will be based on overall Company performance, and 50% of which will be based upon management objectives described by the Chief Executive Officer of the Company on an annual basis. Any bonus will be payable on or before April 15 for the preceding year; any bonus for 1998 and Employee's last year of employment will be pro rated for the number of days Employee was employed during the appropriate year.

              (c) Equity in Company. Subject to the terms of the Non-Qualified Stock Option Agreement, attached hereto, and the terms and conditions therein, Employee shall be granted an aggregate of 45,000 shares of common stock of the Company.

         5. Benefits. During his employment with the Company, Employee shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company for its employees, and three (3) weeks paid vacation per year and reasonable sick leave. All medical plans maintained by the Company shall be made available to Employee on an individual basis free of charge, so that any incremental charge for any family coverage by Employee shall be paid by Employee. Company shall pay a monthly allowance to Employee of $1,000, which shall be used, to the extent necessary, to pay for the family coverage described in the immediately preceding sentence. Such benefits shall not be subject to execution, attachment or similar process except as an offset to claims by the Company against Employee or as otherwise required by law. Vacation time not taken in any year shall be deemed forfeited.

         6.  Termination.

                  (a) Employee's Death or Resignation. Upon the death or resignation of Employee, this Agreement and Employee's and his heirs', executors' and administrators' entitlement to compensation and other benefits and rights hereunder (other than compensation and other benefits which shall have accrued up to the date of death or resignation) shall automatically terminate. Notwithstanding Employee's resignation hereunder, Employee will continue to be bound by the terms and conditions of Section 8 hereof. Any resignation pursuant to this Section shall be deemed ineffective if Employee's termination under Section 6(c) hereof is imminent.

                  (b) Employee's Disability. The Company may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails in any material respect to perform the services required of him hereunder, or is unable to substantially perform his duties hereunder for a continuous period of 30 days or any 60 days out of any twelve-month period. Upon such termination, all obligations hereunder of the Company shall cease, except for compensation and other benefits and rights hereunder which shall have accrued up to the date of termination. If, within ten (10) days of the written notice referred to above, Employee notifies the Company in writing that he disputes the Company's determination of his disability (for reasons other than days missed), the Company and Employee shall, within five days of Employee's notice, each name a physician who is a member of the American Medical Association ("AMA"), who shall select a third physician who is a member of AMA to examine Employee. The decision of the third physician shall be certified in writing to the Company and Employee, and said decision shall be binding and conclusive upon the Company and Employee. If Employee shall fail to notify Company within the ten (10) day period herein prescribed that he disputes the Company's determination of disability, then the Company's determination thereof shall be final and conclusive and Employee's employment shall terminate. Employee will submit to the appropriate medical examinations for such purpose.

                  (c) Cause. The Company may, at its option, immediately terminate this Agreement due to a material breach hereof by Employee, or for "JUST CAUSE." Notwithstanding anything herein to the contrary, in the event of a termination for either of such reasons, all obligations of any nature of the Company, except for compensation which

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will have accrued up to the date of termination, shall terminate. "JUST CAUSE"
hereunder shall be limited to one of the following grounds:

                           (i) Willful failure to follow customer prescribed quality control procedures, after notice thereof, and a reasonable opportunity to cure;

                           (ii) Any material conflict of interest, except a material conflict of which the Company has been notified and the Company has agreed to allow;

                           (iii)Employee's use of Company's proprietary information for his own benefit or in a way adverse to Company's interests;

                           (iv)Employee's breach of the terms and conditions of
         Section 8 hereof;

                           (v) Employee has materially breached any of the provisions of this Agreement;

                           (vi) Employee's refusal, after notice thereof, to perform specific directives of the Board of Directors which are consistent with the scope and nature of Employee's duties and responsibilities as set forth herein;

                           (vii) Habitual drunkenness or use of drugs (unless medically prescribed) which interferes with the performance of Employee's obligations hereunder;

                           (viii)Employee's engagement at any time in any act of fraud, embezzlement or Employee's admission or conviction of or plea of nolo contendere to a felony or of any crime at any time involving moral turpitude, fraud, or misrepresentation;

                           (ix) Any gross or willful misconduct of Employee at any time resulting in a material loss to the Company, substantial damage to the Company's reputation, or theft or defalcation from the Company;

                           (x) Any intentional act of Employee having the purpose of materially injuring the reputation, business or business relationships of the Company; or

                           (xi) Any breach by Employee of his fiduciary duty to the Company, or the restrictive covenants contained in Section 8 hereof, or of any policy, written or unwritten, of the Company (e.g., prohibition of sexual harassment in the work place or discrimination in hiring practices).

                  (d) Termination Without Cause. In the event that the Company desires to relieve Employee of his employment duties hereunder for any reason other than in Sections 6(a), 6(b) and 6(c), then, the Company may immediately terminate the Employee under this Section by giving Employee written notice, and by paying the Employee the Base Salary and the $1,000 monthly allowance payable under Section 5 hereof only which would otherwise be payable hereunder for the following periods: if the termination occurs during the first year of employment, three (3) months; if the termination occurs during the second year of employment, four and one-half (4.5) months; and, if the termination occurs during the third year of employment and thereafter, six (6) months, all in accordance with the Company's normal payroll policies commencing following the delivery of such notice. Notwithstanding the foregoing, if a termination pursuant to this Section 6(d) occurs after the Company has failed to reach eighty per cent (80%) of its operating income budget over the twelve month period immediately preceding such termination, then the Company shall pay Employee the Base Salary and the $1,000 monthly allowance payable under Section
5 hereof only which would otherwise be payable hereunder for the following periods: if the termination occurs during the second year of employment, two and one-quarter (2.25) months; and, if the termination occurs during the third year of employment and thereafter, three (3) months, all in accordance with the Company's normal payroll policies commencing following the delivery of such notice.
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         Notwithstanding any termination pursuant to this Section 8(d), Employee will continue to be bound by the terms and conditions of Section 8 hereof. The payments payable to Employee under this Section shall be Employee's sole and exclusive remedies.

                 (e) Termination by Employee for Good Cause. Employee shall have the right, but not the obligation, to terminate this Agreement, such right to be exercised, if at all, within ten (10) days after Alan Sussna ceases to be the Chief Executive Officer of the Company for any reason, but in no event after the third anniversary hereof. If Employee exercises such right, then the Company shall pay Employee the Base Salary only which would otherwise be payable hereunder for the following periods: if the exercise occurs during the first year of employment, one and one-half (1.5) months; if the exercise occurs during the second year of employment, two and one-quarter (2.25) months; and, if the exercise occurs during the third year of employment, three (3) months, all in accordance with the Company's normal payroll policies commencing following the delivery of such notice. Employee's right hereunder shall terminate on the third anniversary hereof. Notwithstanding any termination pursuant to this Section 8(e), Employee will continue to be bound by the terms and conditions of Section 8 hereof. The payments payable to Employee under this Section shall be Employee's sole and exclusive remedies.

         7. Effect of Termination. Notwithstanding anything to the contrary contained herein, should Employee's employment with the Company be terminated for any reason whatsoever, Employee agrees that he will not, under any circumstances, purposefully disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the Company, its management, directors, employees, agents or representatives (including those of the Company's affiliates). Employee further agrees that he will not, at any time after the date hereof and without the Company's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of the Company with the intent or purpose of injuring the reputation, business or business relationships of the Company. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

         8.  Restrictive Covenants.

                  (a) Non-disclosure. Employee acknowledges that he will be entrusted with trade secrets, data base information, marketing, operating and strategic and business plans, customer and supplier lists, proprietary information and other confidential or specialized data and/or information relative to the business of the Company, whether now existing or to be developed or created after today's date (collectively, "TRADE SECRETS"). Employee shall at all times during his employment with the Company and thereafter hold in strictest confidence any and all Trade Secrets that may have come or may come into his possession or within his knowledge concerning the Trade Secrets, including the products, services, plans, data base information, processes, businesses, suppliers, customers and clients of the Company and the Business and also that the Trade Secrets constitute assets owned exclusively by the Company. Employee agrees that neither he nor any person or enterprise controlled by him will for any reason directly or indirectly, for himself or for the benefit of any other person or enterprise, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, the Company or any of its affiliates or otherwise relating to the Company or its business, provided that Employee may disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that Employee shall give the Company notice of such order and any court pleading requesting such disclosure, in order to provide the Company with an opportunity to prevent such disclosure or procure an appropriate protective order.

                  (b) Customers. Employee acknowledges that intangible property, customers, customer accounts and the Trade Secrets of the Company are and will at all times be the sole and separate property of the Company, in which Employee has no rights whatsoever, and all activities of or work performed by Employee pursuant hereto or as an employee of the Company have been and in the future will be performed solely for the benefit of the Company and the goodwill resulting from Employee's efforts is and at all times will be the sole and separate property of the Company, which goodwill is intended to be protected, in part, by this Section.

                  (c) Non-Solicitation; Non-Hire. Employee agrees that from the date hereof and continuing for a period of two (2) years following the termination (for whatever reason) of his employment with the Company (the


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"NON-COMPETE PERIOD") for whatever reason, neither he nor any person or enterprise controlled by him will solicit or hire or contract with, for employment, consulting or any other reason, any director, officer, shareholder, department head, marketing person, salesman and each of their assistants who was employed by the Company or its predecessors at any time within one (1) year to the time of the act of solicitation or hire. The Non-Compete Period shall be extended for that period of time during which Employee is in violation of the covenants contained in this Section 8.

                  (d) Non-Competition. Employee agrees that during (i) the Non-Compete Period, neither he nor any person or enterprise controlled by him will become a stockholder, director, officer, agent, employee or representative of, or consultant or lender to, a corporation or member of a partnership or any other enterprise, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage, directly or indirectly, in any enterprise which competes with the Company in the Business, or any other business in which the Company is engaged at the time of termination. The geographic scope of such prohibited activities shall include any state, province or other jurisdiction located anywhere in which the Company is engaged in the Business at the time of the termination of his employment with the Company; provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Non-Compete Period shall be extended for that period of time during which Employee is in violation of the covenants contained in this Section 8.

                  (e) Relief, Reformation; Severability. Employee agrees that the covenants contained in this Section 8 are separate and are reasonable in their scope and duration and may be enforced by specific performance or otherwise. Employee shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. Notwithstanding the foregoing, in the event that a covenant included in this Section 8 shall be deemed by any court to be unreasonably broad in any respect, then, to the extent permitted by law, the Court which makes such finding shall modify such covenant for the purpose of making such covenant reasonable in scope and duration. The validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected by any such modification.

                  (f) Survival. The provisions of this Section shall survive the termination of this Agreement and Employee's employment with the Company, irrespective of the reason therefor.

         9. Inventions. Employee shall and hereby assigns to the Company his entire right, title and interest in all discoveries, processes and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which have been or may be conceived by Employee or developed or acquired by hin during the term hereof, which may pertain directly or indirectly to the Company's business. Employee agrees to promptly and fully disclose in writing all such developments. Employee acknowledges that all Trade Secrets and other ideas relating to the Business which were conceived by Employee before the date hereof have been assigned by Employee to the Company. Employee will, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce all letters, patents, trademark registrations, or copyrights or enforce all rights in any intangible or intellectual property in all countries.

        10. Remedies. Employee acknowledges that any breach of any covenant or agreement in Section 8 of this Agreement by him will cause irreparable harm to the Company, that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of the Company to enforce the provisions of Section 8 hereof, the Company shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof, and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred in connection therewith without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy. Employee hereby waives the claim or defense to an action for equitable relief by the Company that the Company has an adequate remedy at law or has not been or is not being irreparably injured by such breach.
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        11. Insurance. The Company may, at its election and for its benefit, insure Employee against disability, accidental loss or death and Employee shall submit to such physical examinations and supply such information as may be required in connection therewith.

        12. Assignment. Employee acknowledges that the services to be rendered by him hereunder are unique and personal and that Employee may not assign any of his rights or delegate any of his duties or obligations hereunder to any other person or entity, whether by voluntary or involuntary assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, administrators and personal representatives of Employee, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company.

        13. Notices. All notices, demands and communications required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given on the date received if delivered personally or two days after the date such notice, demand or communication is sent if sent by first class, certified or registered mail, return receipt requested, postage pre-paid and addressed, or one day after the date such notice, demand or communication is sent if sent by overnight courier service to Employee at his residence set forth above, or to the Company at its principal place of business, or to such other person at such location as either party hereto may subsequently designate in a similar manner.

        14. Waiver of Breach. The failure of a party at any time to require performance by the other of any provision expressed herein shall in no way affect such party's right thereafter to enforce such provision. Furthermore, a waiver by a party of a breach of any provision hereof by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

        15. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Any prior statements, negotiations, representations, understandings, proposals or agreements relating to the subject matter hereof shall be deemed to be merged into this Agreement, and to the extent inconsistent herewith shall be deemed to be of no force or effect. No alteration, amendment or modification of any of the terms or provisions hereof shall be valid unless made pursuant to an instrument in writing signed by the parties hereto.

        16. No Conflicting Agreements. Employee represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions hereof.

        17. Expenses upon Default. If any party defaults in the performance of any of its covenants, agreements or obligations described herein, then in addition to any and all other rights or remedies which the non-defaulting party may have against the defaulting party, the defaulting party will be liable to and will pay to the non-defaulting party a sum equal to all of the non-defaulting party's court costs and fees of its attorneys and their support staff and all other costs and expenses associated with such dispute incurred in enforcing the covenants, agreements or obligations of the defaulting party described herein.

        18. Offset. Any amounts which may be due and owing from Employee to the Company shall be paid to the Company on demand therefore, and if not so paid, such amounts may be deducted from any amounts which the Company may owe to Employee.

        19. Mutual Drafting. This Agreement is the joint product of the Company and Employee and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.

        20. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

                             **********************



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         IN WITNESS WHEREOF, the parties hereto have entered into this
Employment Agreement as of the date first written above.

ATLANTIC PREMIUM BRANDS, LTD.




By /s/ ALAN F. SUSSNA                              /s/ STEVEN ENGLANDER
   --------------------------------------         ------------------------------
  Alan F. Sussna, Chief Executive Officer          Steven Englander